UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 17, 2009

Savient Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

DE	0-15313	13-3033811
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Tower Center East Brunswick, NJ	08816
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (732) 418-9300

(Former name or former address, if changed from last report)

_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) On January 17, 2009, Savient Pharmaceuticals, Inc. (the "Company") entered into an agreement (the "Agreement") with Christopher G. Clement implementing the termination of his employment by the Company. Under the terms of the Agreement:

Mr. Clement's termination is deemed an "involuntary termination by the Company without Cause" (as defined in the Employment Agreement dated as of May 14, 2002 between Mr. Clement and the Company, as amended on July 12, 2004 and on February 15, 2008 (as so amended, the "Employment Agreement")), and as a result, Mr. Clement is entitled to receive the compensation and benefits required under the Employment Agreement in the event of an involuntary termination from the Company without Cause.

Mr. Clement is not entitled to any payments or benefits, except those required by the terms of the Employment Agreement.

Mr. Clement's options to purchase shares of the Company's common stock will continue to vest and be exercisable until July 17, 2009, after which their vesting and exercisability will terminate.

In consideration for receiving extended stock option vesting and exercisability, Mr. Clement has released the Company from all claims and causes of action that he may have had against the Company.

This summary description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits
(d) Exhibits See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Savient Pharmaceuticals, Inc. (Registrant)

Date: January 23, 2009	By:	/s/ Philip K. Yachmetz
SVP, General Counsel

EXHIBIT INDEX

EX-10.1	Letter Agreement, dated as of January 17, 2009, by and between Savient Pharmaceuticals, Inc. and Christopher G. Clement.